Exhibit 99.1

New York Community Bancorp, Inc. Reports 3Q 2014 Diluted Non-GAAP Cash Earnings Per Share of $0.29 (1) and Diluted GAAP Earnings Per Share of $0.27

Board of Directors Declares 43rd Consecutive Quarterly Cash Dividend of $0.25 per Share

Third Quarter 2014 Highlights

  Solid Earnings, Solid Returns:
  - The Company’s 3Q 2014 GAAP earnings rose sequentially and year-over-year to $120.3 million, providing a 1.06% return on average tangible assets and a 14.59% return on average tangible stockholders’ equity.(2)
  Strong Held-for-Investment Loan Production:
  - Loans originated for investment totaled $2.6 billion in 3Q 2014, including multi-family loans of $1.6 billion.
  Continued Loan Growth:
  - Multi-family loans held for investment rose $2.2 billion in the first nine months of this year to $22.9 billion, reflecting an annualized growth rate of 13.9%.
  - Total held-for-investment loans rose $2.4 billion during this time, to $32.3 billion, reflecting an annualized growth rate of 10.8%.
  Superior Asset Quality:
  - Non-performing non-covered assets fell $30.2 million, or 17.2%, from the year-end 2013 balance and represented 0.31% of total non-covered assets at quarter-end.
  Strong Deposit Growth:
  - In the three and nine months ended 9/30/2014, deposits rose $955.3 million and $2.6 billion, respectively, to $28.3 billion.
  Margin Expansion:
  - The margin rose three basis points quarter-over-quarter to 2.69% in 3Q 2014.
  Exceptional Efficiency:
  - Operating expenses represented 1.18% of average assets and the efficiency ratio was 43.35% in 3Q 2014. (3)
  Solid Capital Measures:
  - Excluding accumulated other comprehensive loss, net of tax (“AOCL”), tangible stockholders’ equity represented 7.27% of tangible assets at 9/30/2014. (2)

WESTBURY, N.Y.--(BUSINESS WIRE)--October 22, 2014--New York Community Bancorp, Inc. (NYSE:NYCB) (the “Company”) today reported GAAP earnings of $120.3 million, or $0.27 per diluted share, for the three months ended September 30, 2014, exceeding the year-earlier level by $6.1 million, or $0.01 per diluted share.

For the nine months ended September 30, 2014 and 2013, the Company reported earnings of $354.2 million and $355.4 million, respectively, both of which were equivalent to $0.80 per diluted share.

__________
Please Note: Footnotes are located on the last page of text. As further discussed in the footnotes, “cash earnings,” “tangible assets,” “average tangible assets,” “tangible stockholders’ equity,” “average tangible stockholders’ equity,” and the related measures are all non-GAAP financial measures.

In addition, the Company reported cash earnings of $129.6 million, or $0.29 per diluted share, for the current third quarter, and $383.9 million, or $0.87 per diluted share, for the current nine-month period. (1)

Commenting on the Company’s current third-quarter performance, President and Chief Executive Officer Joseph R. Ficalora stated, “We were very pleased by the results we reported this morning as they served to verify our fundamental strengths: our solid multi-family lending niche, the exceptional quality of our assets, and our hallmark efficiency.

“While our assets rose substantially from the December 31st balance, the sequential increase was modest, particularly as compared to the growth we saw at the end of March and June. Nonetheless, our portfolio of held-for-investment loans rose $266.1 million quarter-over-quarter, driven by a $553.0 million increase in multi-family loans.

"Our ability to limit our balance sheet growth while still growing our principal asset was supported by various strategic actions, including the sale of certain one-to-four family loans that were previously held for investment. In the current quarter, we expect to sell additional loans--C&I, as well as one-to-four family--that had been held for investment and were subsequently classified as 'held for sale' at quarter-end.

“Meanwhile, the quality of our assets was reflected in the absence of any net charge-offs for the second consecutive quarter and the fact that we, once again, recorded net recoveries. Furthermore, non-performing non-covered assets represented 0.31% of total non-covered assets at the end of September, while non-performing non-covered loans represented 0.25% of total non-covered loans.

“Our efficiency was largely supported by a decline in operating expenses, mainly reflecting a decrease in the cost of managing foreclosed properties, as well as a reduction in our FDIC insurance premiums.

“Our earnings were also supported by a linked-quarter increase in net interest income, as a rise in the average yield on interest-earning assets was coupled with a rise in the average balance, and our cost of funds held firm. The increase in net interest income also was driven by a $6.1 million rise in prepayment penalty income, which contributed 24 basis points to our third-quarter margin of 2.69%.

“Reflecting these factors and others, we reported third quarter earnings of $120.3 million, equivalent to diluted earnings per share of $0.27.”

Board of Directors Declares $0.25 per Share Dividend Payable on November 20, 2014

“Given the strength of our earnings and our capital position, the Board of Directors last night declared a quarterly cash dividend of $0.25 per share, payable on November 20, 2014 to shareholders of record at the close of business on November 7, 2014. This is our 82nd consecutive quarterly cash dividend as a public institution and our 43rd consecutive quarterly cash dividend of $0.25 per share,” Mr. Ficalora said.

Balance Sheet Summary

In the three and nine months ended September 30, 2014, total assets grew $75.0 million and $2.0 billion, respectively, to $48.7 billion. Total loans accounted for $35.4 billion of the September 30th balance, while total securities accounted for $7.5 billion.

Non-Covered Loans Held for Investment

Non-covered loans held for investment represented $32.3 billion, or 91.0%, of total loans at the end of September, reflecting a nine-month increase of $2.4 billion, or 8.1% (non-annualized). The Company originated $8.3 billion of held-for-investment loans in the first nine months of this year, exceeding the year-earlier nine-month volume by $229.6 million. Third-quarter originations accounted for $2.6 billion of the current year-to-date total, a $271.8 million decrease from the trailing-quarter volume and a $775.5 million decrease year-over-year.

Multi-family loans represented $5.7 billion, or 68.8%, of loans produced for investment in the current nine-month period, reflecting a $138.2 million increase from the year-earlier amount. Third-quarter originations accounted for $1.6 billion of year-to-date originations, down $465.0 million from the trailing-quarter volume and $972.9 million year-over-year.

Commercial real estate (“CRE”) loans represented $1.2 billion of loans produced for investment in the first nine months of 2014, an $86.3 million decrease from the year-earlier amount. Third-quarter originations accounted for $434.2 million of the year-to-date volume, reflecting a sequential increase of $97.8 million and a year-over-year increase of $161.3 million.

The following table provides additional information about the Company’s multi-family and CRE loan portfolios:

(dollars in thousands)	September 30, 2014		December 31, 2013
Multi-Family Loan Portfolio:
Loans outstanding	$22,879,994		$20,714,197
Percent of total held-for-investment loans	70.9%		69.4%
Average loan size	$4,807		$4,530
Expected weighted average life	2.8	years	2.9	years

Commercial Real Estate Loan Portfolio:
Loans outstanding	$7,663,474		$7,366,138
Percent of total held-for-investment loans	23.8%		24.7%
Average loan size	$4,943		$4,720
Expected weighted average life	3.4	years	3.3	years

Also included in the September 30th balance of loans held for investment were one-to-four family loans of $404.8 million; acquisition, development, and construction (“ADC”) loans of $310.1 million; and commercial and industrial (“C&I”) loans of $959.7 million, including $471.2 million of specialty finance loans and leases. While one-to-four family loans and ADC loans each declined over the three and nine months ended September 30, 2014, C&I loans fell $8.5 million over the course of the quarter but rose $145.1 million from the balance at year-end. The nine-month increase was driven by a rise in specialty finance loans and leases, which represented $258.0 million, or 61.9%, of the C&I loans produced in the current third quarter, up $68.8 million and $171.2 million, respectively, from the volumes produced in the earlier periods.

Loans Held for Sale

Loans held for sale totaled $680.1 million at September 30, 2014, exceeding the June 30th balance by $371.3 million and the December 31st balance by a comparable amount. Included in the September 30th amount were $397.3 million of one-to-four family and C&I loans that had been held for investment at the end of the trailing quarter and that the Company expects to sell in the fourth quarter of this year. The remainder of the September 30th balance (i.e., $282.8 million) consisted of one-to-four family loans that were originated for sale.

In the three and nine months ended September 30, 2014, one-to-four family loans originated for sale totaled $817.1 million and $2.1 billion, as compared to $1.1 billion and $5.5 billion, respectively, in the year-earlier periods. The average balance of loans held for sale was $348.0 million in the current third quarter, as compared to $274.5 million and $451.0 million, respectively, in the trailing and year-earlier three months. In the first nine months of 2014, demand for one-to-four family loans was substantially weakened by the comparatively higher level of residential mortgage interest rates.

Covered Loans

Primarily reflecting repayments, loans acquired in FDIC-assisted transactions declined $284.0 million from the December 31, 2013 balance to $2.5 billion, representing 7.1% of total loans, at September 30, 2014.

In the three months ended September 30, 2014, June 30, 2014, and September 30, 2013, accretion on the covered loan portfolio was $34.6 million, $34.9 million, and $38.2 million, respectively. For the nine months ended September 30, 2014 and 2013, accretion on the covered loan portfolio was $104.2 million and $118.5 million, respectively.

Pipeline

The Company currently has a loan pipeline of approximately $3.0 billion, including loans held for investment of approximately $2.3 billion and one-to‐four family loans held for sale of approximately $683.4 million.

Asset Quality

The following discussion pertains only to the Company's portfolio of non-covered loans held for investment and non-covered other real estate owned ("OREO").

Non-performing non-covered assets fell $30.2 million, or 17.2%, from the balance at the end of December, to $144.8 million at September 30, 2014. The decrease was the combined result of a $22.5 million, or 21.7%, decline in non-performing non-covered loans to $81.0 million and a $7.7 million decline in non-covered OREO to $63.7 million. Reflecting the nine-month declines, non-performing non-covered assets represented 0.31% of total non-covered assets and non-performing non-covered loans represented 0.25% of total non-covered loans at the current third quarter-end. The comparable measures were 0.40% and 0.35%, respectively, at December 31st. The declines in non-performing non-covered assets and loans were primarily due to a group of non-performing multi-family loans to a single borrower, in the amount of $32.2 million, that transitioned to OREO in the second quarter and were subsequently sold at a gain in June.

While non-performing non-covered loans rose $2.4 million sequentially, the impact was exceeded by the benefit of a $3.4 million decline in non-covered OREO.

Similarly, the balance of non-covered loans 30 to 89 days past due declined $30.7 million from the December 31st balance to $6.4 million at September 30th. As a result, total non-covered delinquencies amounted to $151.2 million at the end of September, reflecting a nine-month improvement of $60.9 million, or 28.7%. The nine-month decline was primarily due to a $31.2 million reduction in past due multi-family loans. On a linked-quarter basis, loans 30 to 89 days past due rose $2.4 million, reflecting modest increases in multi-family, one-to-four family, and other loans.

The Company’s asset quality was further reflected in the net recoveries it recorded in the current third quarter, as well as in the second quarter of 2014. Net recoveries totaled $271,000 and $112,000 during the respective quarters, each representing (0.00)% of average loans. In the third quarter of 2013, the Company recorded net charge-offs of $4.4 million, representing a still-modest 0.01% of average loans. For the nine months ended September 30, 2014 and 2013, net charge-offs totaled $2.2 million and $14.6 million, representing 0.01% and 0.05% of average loans, respectively.

The following table summarizes the Company’s non-performing non-covered loans and assets at September 30, 2014, June 30, 2014, and December 31, 2013:

(in thousands)	September 30, 2014	June 30, 2014	December 31, 2013
Non-Performing Non-Covered Assets:
Non-accrual non-covered mortgage loans:
Multi-family	$29,942	$33,668	$58,395
Commercial real estate	28,586	27,054	24,550
One-to-four family	10,575	9,189	10,937
Acquisition, development, and construction	2,328	2,328	2,571
Total non-accrual non-covered mortgage loans	$71,431	$72,239	$96,453
Other non-accrual non-covered loans	9,588	6,375	7,084
Total non-performing non-covered loans	$81,019	$78,614	$103,537
Non-covered other real estate owned	63,738	67,186	71,392
Total non-performing non-covered assets	$144,757	$145,800	$174,929

The following table presents the Company's asset quality measures at or for the three months ended September 30, 2014, June 30, 2014, and December 31, 2013:

	September 30, 2014	June 30, 2014	December 31, 2013
Non-performing non-covered loans to total
non-covered loans	0.25%	0.25%	0.35%
Non-performing non-covered assets to total
non-covered assets	0.31	0.32	0.40
Net (recoveries) charge-offs during the period to
average loans during the period (non-annualized)	(0.00)	(0.00)	0.01
Allowance for losses on non-covered loans to non-
performing non-covered loans	172.48	177.41	137.10
Allowance for losses on non-covered loans to total
non-covered loans	0.43	0.44	0.48

Securities

Securities represented $7.5 billion, or 15.4%, of total assets at September 30, 2014, a $439.7 million reduction from the December 31st balance and a $281.7 million reduction from the June 30th amount. Securities held to maturity accounted for $7.3 billion, or 96.8%, of the September 30th balance, and were down $402.0 million and $279.7 million, respectively, from the earlier balances. Government-sponsored enterprise (“GSE”) obligations represented 95.6% of total securities at the end of September, comparable to the percentages at the earlier period-ends.

Funding Sources

Deposits totaled $28.3 billion at the end of September, reflecting a three-month increase of $955.3 million and a nine-month increase of $2.6 billion, or 10.3% non-annualized. Reflecting the results of a strategic campaign to attract and retain core deposits, NOW and money market accounts rose $530.0 million and $1.9 billion, respectively, to $12.4 billion and savings accounts rose $753.3 million and $1.2 billion, respectively, to $7.2 billion at the current third quarter-end. Deposit growth was also fueled by a $66.9 million rise in non-interest-bearing accounts over the course of the quarter and a $151.2 million increase year-to-date. The growth of deposits was partly tempered by a reduction in certificates of deposit (“CDs”) to $6.3 billion, from $6.7 billion and $6.9 billion, respectively, at June 30, 2014 and December 31, 2013. Deposits represented 58.2% of total assets at the end of September, an increase from 56.3% and 55.0%, respectively, at the earlier dates.

Borrowed funds fell $708.1 million in the first nine months of this year, to $14.4 billion, reflecting a $708.3 million decrease in wholesale borrowings to $14.0 billion. As a result, wholesale borrowings represented 28.8% of total assets at the end of September, as compared to 31.6% at December 31st.

Stockholders’ Equity

Stockholders’ equity totaled $5.8 billion at the end of September, a $42.3 million increase from the balance at December 31, 2013. Excluding goodwill and core deposit intangibles (“CDI”) from the respective balances, tangible stockholders’ equity rose $48.8 million to $3.3 billion at September 30, 2014. (2)

In addition, the regulatory capital ratios for both New York Community Bank and New York Commercial Bank (together, the “Banks”) continued to exceed the federal requirements for “well capitalized” classification, as indicated in the table on the last page of this release. Furthermore, if the Basel III Capital Rules, as fully phased in, had been effective at the end of September, it is management’s expectation that the Company and the Banks would have met all capital adequacy requirements under such rules at that date.

Earnings Summary for the Three Months Ended September 30, 2014

The Company generated GAAP earnings of $120.3 million in the current third quarter, as compared to $118.7 million and $114.2 million, respectively, in the trailing and year-earlier three months. The Company’s earnings were equivalent to $0.27 per diluted share in this year’s third and second quarters and $0.26 per diluted share in the third quarter of 2013.

Net Interest Income

Net interest income rose $5.5 million sequentially, to $289.0 million, as a $9.2 million increase in interest income exceeded a $3.7 million increase in interest expense. Year-over-year, net interest income fell $5.2 million as interest income declined $604,000 and interest expense rose $4.6 million. In addition, the Company’s net interest margin rose three basis points quarter-over-quarter and fell 35 basis points year-over-year to 2.69%.

The following factors contributed to the linked-quarter increase in net interest income and net interest margin:

  Prepayment penalty income contributed $25.4 million to net interest income in the current third quarter, up $6.1 million from the trailing-quarter amount. In addition, prepayment penalty income contributed 24 basis points to the current third-quarter margin, exceeding the trailing-quarter contribution by six basis points. Absent the contribution of prepayment penalty income, the current third-quarter margin would have declined by three basis points.
  The average balance of interest-earning assets rose $614.9 million sequentially, to $43.2 billion, the net effect of a $924.2 million increase in the average balance of loans to $35.1 billion and a $309.3 million decrease in the average balance of securities and money market investments to $8.1 billion. The benefit of the increase in the average balance of interest-earning assets was complemented by a two-basis point rise in the average yield to 3.95%. The higher yield was largely driven by a nine-basis point rise in the average yield on securities and money market investments, and supported by the stability of the average yield on loans. The average yield on securities and money market investments rose to 3.28% in the current third quarter, while the average yield on loans held steady at 4.11%.
  The average balance of interest-bearing liabilities rose $700.4 million sequentially to $40.0 billion, as a $958.1 million increase in the average balance of interest-bearing deposits to $25.4 billion was tempered by a $257.8 million decline in the average balance of borrowed funds to $14.6 billion. The average cost of interest-bearing liabilities was 1.37% in both the current third and trailing quarters, even as the average costs of interest-bearing deposits and borrowed funds rose one and five basis points, respectively, to 0.60% and 2.70%.

Provision for (Recovery of) Loan Losses

Provision for Losses on Non-Covered Loans

Reflecting management’s assessment of the adequacy of the allowance for losses on non-covered loans, no provision for such losses was recorded in the first three quarters of 2014. In the third quarter of 2013, the Company recorded a $5.0 million provision for losses on non-covered loans.

(Recovery of) Provision for Losses on Covered Loans

Largely reflecting an increase in expected cash flows from certain pools of acquired loans covered by FDIC loss-sharing agreements, the Company recovered $3.9 million from the allowance for covered loan losses in the three months ended September 30, 2014. The recovery was partly offset by FDIC indemnification expense of $3.2 million, which was recorded in non-interest income as further discussed below. In the trailing and year-earlier quarters, the Company recorded respective provisions for losses on covered loans of $188,000 and $9.5 million, primarily reflecting a decrease in expected cash flows from certain pools of covered loans. The respective provisions were partly offset by FDIC indemnification income of $150,000 and $7.6 million, which were recorded in non-interest income in the corresponding periods.

Non-Interest Income

Non-interest income totaled $41.3 million in the current third quarter, reflecting a linked-quarter reduction of $11.3 million and a year-over-year reduction of $9.4 million.

In addition to the FDIC indemnification expense mentioned above, the linked-quarter reduction was attributable to a $9.1 million decrease in other income to $11.6 million and far lesser declines in fee income and net securities gains. In the second quarter of this year, the Company recorded a gain of $6.0 million on the sale of multi-family buildings that previously had been classified as OREO; no comparable gain was recorded in the third quarter of this year.

The year-over-year decline in non-interest income was largely due to the $10.7 million difference between the FDIC indemnification expense recorded in the current third quarter and the FDIC indemnification income recorded in the third quarter of 2013. The impact of this difference was partly offset by a $3.4 million increase in other income, primarily reflecting a $2.6 million increase in revenues from Peter B. Cannell & Co., Inc.

Mortgage banking income accounted for $16.6 million of non-interest income in the current third quarter, a $1.3 million increase from the trailing-quarter level and a more modest increase from the year-earlier amount. The linked-quarter increase was the net effect of a $1.7 million rise in income from originations to $6.6 million and a $369,000 decrease in servicing income to $10.0 million.

Non-Interest Expense

Non-interest expense fell $2.6 million sequentially and $5.1 million year-over-year to $145.2 million in the three months ended September 30, 2014. The sequential decline was the result of a $2.6 million decrease in operating expenses to $143.2 million and a far more modest reduction in CDI amortization to $2.0 million. The year-over-year decline was attributable to a $3.0 million decrease in operating expenses, together with a $2.1 million decrease in the amortization of CDI.

While compensation and benefits expense rose $3.2 million and $950,000, respectively, to $78.0 million, the impact of these increases was exceeded by the benefit of sequential and year-over-year declines in both occupancy and equipment expense and general and administrative (“G&A”) expense. Occupancy and equipment expense fell $761,000 and $723,000, respectively, to $23.6 million, while G&A expense feIl $5.0 million and $3.3 million, respectively, to $41.5 million. The declines in G&A expense largely reflect a decrease in expenses related to the management and sale of foreclosed properties, together with a decrease in FDIC insurance premiums.

Income Tax Expense

Income tax expense totaled $68.8 million in the current third quarter, reflecting a linked-quarter reduction of $566,000 and a year-over-year increase of $2.8 million. While pre-tax income rose $1.0 million and $8.9 million, respectively, to $189.1 million, the effective tax rate declined to 36.4% in the current third quarter from 36.9% and 36.6%, respectively, in the trailing and year-earlier three months.

About New York Community Bancorp, Inc.

One of the largest U.S. bank holding companies, with assets of $48.7 billion, New York Community Bancorp, Inc. is a leading producer of multi-family loans on rent-regulated buildings in New York City and the parent of New York Community Bank and New York Commercial Bank. With deposits of $28.3 billion and 272 branches in Metro New York, New Jersey, Florida, Ohio, and Arizona, the Company also ranks among the largest depositories in the United States.

Reflecting its growth through a series of acquisitions, the Community Bank operates through seven local divisions, each with a history of service and strength: Queens County Savings Bank, Roslyn Savings Bank, Richmond County Savings Bank, and Roosevelt Savings Bank, all in New York; Garden State Community Bank in New Jersey; Ohio Savings Bank in Ohio; and AmTrust Bank in Florida and Arizona. Similarly, New York Commercial Bank operates 18 of its 30 New York-based branches under the divisional name Atlantic Bank. Additional information about the Company and its bank subsidiaries is available at www.myNYCB.com and www.NewYorkCommercialBank.com.

Post-Earnings Release Conference Call

As previously announced, the Company will host a conference call on Wednesday, October 22, 2014, at 8:30 a.m. (Eastern Time) to discuss its third quarter 2014 performance and strategies. The conference call may be accessed by dialing (866) 952-1906 (for domestic calls) or (785) 424-1825 (for international calls) and providing the following access code: 3Q14NYCB. A replay will be available approximately two hours following completion of the call through midnight on October 26th, and may be accessed by calling (800) 374-1375 (domestic) or (402) 220-0682 (international) and providing the same access code. In addition, the conference call will be webcast at ir.myNYCB.com, and archived through 5:00 p.m. on November 19, 2014.

Forward-Looking Statements

This earnings release and the associated conference call may include forward‐looking statements by the Company and our authorized officers pertaining to such matters as our goals, intentions, and expectations regarding revenues, earnings, loan production, asset quality, capital levels, and acquisitions, among other matters; our estimates of future costs and benefits of the actions we may take; our assessments of probable losses on loans; our assessments of interest rate and other market risks; and our ability to achieve our financial and other strategic goals.

Forward‐looking statements are typically identified by such words as “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project,” and other similar words and expressions, and are subject to numerous assumptions, risks, and uncertainties, which change over time. Additionally, forward‐looking statements speak only as of the date they are made; the Company does not assume any duty, and does not undertake, to update our forward‐looking statements. Furthermore, because forward‐looking statements are subject to assumptions and uncertainties, actual results or future events could differ, possibly materially, from those anticipated in our statements, and our future performance could differ materially from our historical results.

Our forward‐looking statements are subject to the following principal risks and uncertainties: general economic conditions and trends, either nationally or locally; conditions in the securities markets; changes in interest rates; changes in deposit flows, and in the demand for deposit, loan, and investment products and other financial services; changes in real estate values; changes in the quality or composition of our loan or investment portfolios; changes in competitive pressures among financial institutions or from non‐financial institutions; our ability to retain key members of management; our ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we may acquire into our operations, and our ability to realize related revenue synergies and cost savings within expected time frames; changes in legislation, regulations, and policies; and a variety of other matters which, by their nature, are subject to significant uncertainties and/or are beyond our control.

Greater detail regarding some of these factors is provided in our Form 10‐K for the year ended December 31, 2013 and our Forms 10-Q for the three months ended March 31 and June 30, 2014, including in the Risk Factors section of these and other SEC reports we file. Our forward‐looking statements may also be subject to other risks and uncertainties, including those we may discuss elsewhere in this news release, on our conference call, during investor presentations, or in our SEC filings, which are accessible on our website and at the SEC’s website, www.sec.gov.

Footnotes to the Text

(1)	Cash earnings and the related profitability measures are non-GAAP financial measures. Please see the reconciliations of our GAAP earnings and cash earnings on page 10 of this release.
(2)	Tangible assets and tangible stockholders’ equity are non-GAAP capital measures. Please see the reconciliations of our GAAP and non-GAAP capital measures on page 11 of this release.
(3)	We calculate our efficiency ratio by dividing our operating expenses by the sum of our net interest income and non-interest income.

- Financial Statements and Highlights Follow -

NEW YORK COMMUNITY BANCORP, INC.
CONSOLIDATED STATEMENTS OF CONDITION
(in thousands, except share data)

	September 30,	December 31,
	2014	2013
	(unaudited)
Assets
Cash and cash equivalents	$662,537	$644,550
Securities:
Available-for-sale	243,032	280,738
Held-to-maturity	7,268,244	7,670,282
Total securities	7,511,276	7,951,020
Loans held for sale	680,147	306,915
Non-covered mortgage loans held for investment:
Multi-family	22,879,994	20,714,197
Commercial real estate	7,663,474	7,366,138
One-to-four family	404,750	560,730
Acquisition, development, and construction	310,144	343,282
Total non-covered mortgage loans held for investment	31,258,362	28,984,347
Non-covered other loans held for investment	993,647	853,642
Total non-covered loans held for investment	32,252,009	29,837,989
Less: Allowance for losses on non-covered loans	(139,744)	(141,946)
Non-covered loans held for investment, net	32,112,265	29,696,043
Covered loans	2,504,622	2,788,618
Less: Allowance for losses on covered loans	(45,682)	(64,069)
Covered loans, net	2,458,940	2,724,549
Total loans, net	35,251,352	32,727,507
Federal Home Loan Bank stock, at cost	520,445	561,390
Premises and equipment, net	300,573	273,299
FDIC loss share receivable	418,510	492,674
Goodwill	2,436,131	2,436,131
Core deposit intangibles, net	9,816	16,240
Other assets (includes $35,797 and $37,477, respectively, of other real estate owned
covered by loss sharing agreements)	1,569,132	1,585,476
Total assets	$48,679,772	$46,688,287

Liabilities and Stockholders’ Equity
Deposits:
NOW and money market accounts	$12,409,449	$10,536,947
Savings accounts	7,152,261	5,921,437
Certificates of deposit	6,324,385	6,932,096
Non-interest-bearing accounts	2,421,676	2,270,512
Total deposits	28,307,771	25,660,992
Borrowed funds:
Wholesale borrowings	14,034,316	14,742,576
Other borrowings	362,596	362,426
Total borrowed funds	14,396,912	15,105,002
Other liabilities	197,091	186,631
Total liabilities	42,901,774	40,952,625
Stockholders’ equity:
Preferred stock at par $0.01 (5,000,000 shares authorized; none issued)	--	--
Common stock at par $0.01 (600,000,000 shares authorized; 442,659,460 and 440,873,285
shares issued; and 442,648,147 and 440,809,365 shares outstanding, respectively)	4,427	4,409
Paid-in capital in excess of par	5,362,233	5,346,017
Retained earnings	443,949	422,761
Treasury stock, at cost (11,313 and 63,920 shares, respectively)	(178)	(1,032)
Accumulated other comprehensive loss, net of tax:
Net unrealized gain on securities available for sale, net of tax	2,559	277
Net unrealized loss on the non-credit portion of other-than-temporary impairment
losses, net of tax	(5,404)	(5,604)
Pension and post-retirement obligations, net of tax	(29,588)	(31,166)
Total accumulated other comprehensive loss, net of tax	(32,433)	(36,493)
Total stockholders’ equity	5,777,998	5,735,662
Total liabilities and stockholders’ equity	$48,679,772	$46,688,287

NEW YORK COMMUNITY BANCORP, INC.
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)
(unaudited)

	For the Three Months Ended			For the Nine Months Ended
	Sept. 30,	June 30,	Sept. 30,	Sept. 30,	Sept. 30,
	2014	2014	2013	2014	2013
Interest Income:
Mortgage and other loans	$360,499	$350,557	$370,341	$1,056,586	$1,125,496
Securities and money market investments	66,572	67,325	57,334	203,678	151,560
Total interest income	427,071	417,882	427,675	1,260,264	1,277,056

Interest Expense:
NOW and money market accounts	10,632	9,371	8,613	28,399	27,565
Savings accounts	9,741	8,259	6,285	24,473	15,512
Certificates of deposit	18,330	18,464	20,206	55,854	64,223
Borrowed funds	99,339	98,296	98,340	294,867	300,465
Total interest expense	138,042	134,390	133,444	403,593	407,765
Net interest income	289,029	283,492	294,231	856,671	869,291
Provision for losses on non-covered loans	--	--	5,000	--	15,000
(Recovery of) provision for losses on covered
loans	(3,945)	188	9,467	(18,387)	18,587
Net interest income after (recovery of)
provision for loan losses	292,974	283,304	279,764	875,058	835,704

Non-Interest Income:
Mortgage banking income	16,606	15,291	16,205	46,507	65,530
Fee income	9,188	9,430	9,799	27,512	28,532
Bank-owned life insurance	6,888	6,813	7,916	20,530	22,506
Net gain on sales of securities	182	262	1,019	5,317	17,764
FDIC indemnification (expense) income	(3,156)	150	7,573	(14,710)	14,869
Gain on Visa shares sold	--	--	--	3,856	--
Other income	11,578	20,647	8,212	42,102	30,819
Total non-interest income	41,286	52,593	50,724	131,114	180,020

Non-Interest Expense:
Operating expenses:
Compensation and benefits	78,033	74,843	77,083	228,616	237,989
Occupancy and equipment	23,619	24,380	24,342	73,997	72,101
General and administrative	41,524	46,531	44,785	130,319	135,279
Total operating expenses	143,176	145,754	146,210	432,932	445,369
Amortization of core deposit intangibles	2,019	2,082	4,117	6,424	12,719
Total non-interest expense	145,195	147,836	150,327	439,356	458,088
Income before income taxes	189,065	188,061	180,161	566,816	557,636
Income tax expense	68,807	69,373	65,961	212,616	202,244
Net Income	$120,258	$118,688	$114,200	$ 354,200	$ 355,392

Basic earnings per share	$0.27	$0.27	$0.26	$0.80	$0.80
Diluted earnings per share	$0.27	$0.27	$0.26	$0.80	$0.80

NEW YORK COMMUNITY BANCORP, INC.
RECONCILIATIONS OF GAAP EARNINGS AND NON-GAAP EARNINGS (CASH EARNINGS)
(unaudited)

Although cash earnings are not a measure of performance calculated in accordance with U.S. generally accepted accounting principles (“GAAP”), we believe that they are important because of their contribution to tangible stockholders’ equity. (Please see the discussion and reconciliations of stockholders’ equity and tangible stockholders’ equity that appear under “Reconciliations of GAAP and Non-GAAP Capital Measures” on page 11 of this release.) We calculate cash earnings by adding back to GAAP earnings certain items that have been charged against them but that are added to, rather than subtracted from, tangible stockholders’ equity. For this reason, we believe that cash earnings, although non-GAAP, are useful to investors seeking to evaluate our financial performance and to compare our performance with that of other companies in the banking industry that also report cash earnings.

Cash earnings should not be considered in isolation or as a substitute for net income, cash flows from operating activities, or other income or cash flow statement data calculated in accordance with GAAP. Moreover, the manner in which we calculate cash earnings may differ from that of other companies reporting non-GAAP measures with similar names.

Reconciliations of our GAAP and cash earnings for the three months ended September 30, 2014, June 30, 2014, and September 30, 2013, and for the nine months ended September 30, 2014 and 2013, follow:

(in thousands, except per share data)	For the Three Months Ended			For the Nine Months Ended
	Sept. 30, 2014	June 30, 2014	Sept. 30, 2013	Sept. 30, 2014	Sept. 30, 2013
GAAP Earnings	$120,258	$118,688	$114,200	$354,200	$355,392
Additional contributions to tangible stockholders’ equity:(1)
Amortization and appreciation of shares held in stock-
related benefit plans	6,778	7,278	5,663	20,720	16,626
Associated tax effects	550	523	483	2,569	797
Amortization of core deposit intangibles	2,019	2,082	4,117	6,424	12,719
Total additional contributions to tangible stockholders’ equity (1)	9,347	9,883	10,263	29,713	30,142
Cash earnings	$129,605	$128,571	$124,463	$383,913	$385,534

Diluted GAAP Earnings per Share	$0.27	$0.27	$0.26	$0.80	$0.80
Add back:
Amortization and appreciation of shares held in stock-
related benefit plans	0.02	0.02	0.01	0.05	0.04
Associated tax effects	--	--	--	0.01	0.01
Amortization of core deposit intangibles	--	--	0.01	0.01	0.03
Total additions	0.02	0.02	0.02	0.07	0.08
Diluted cash earnings per share	$0.29	$0.29	$0.28	$0.87	$0.88

Cash Earnings Data:
Cash return on average assets	1.07%	1.07%	1.12%	1.07%	1.17%
Cash return on average tangible assets (1)	1.13	1.13	1.19	1.13	1.24
Cash return on average stockholders’ equity	8.97	8.92	8.89	8.89	9.16
Cash return on average tangible stockholders’ equity (1)	15.57	15.50	15.85	15.47	16.32
Cash efficiency ratio (2)	41.29	41.20	40.74	41.73	40.86

(1)	Tangible assets and tangible stockholders’ equity are non-GAAP capital measures. Please see the reconciliations of our GAAP and non-GAAP capital measures on page 11 of this release.
(2)	We calculate our cash efficiency ratio by excluding the amortization and appreciation of shares held in our stock-related benefit plans from our operating expenses and dividing the resultant amount by the sum of our net interest income and non-interest income.

NEW YORK COMMUNITY BANCORP, INC.
RECONCILIATIONS OF GAAP AND NON-GAAP CAPITAL MEASURES
(unaudited)

Although tangible stockholders’ equity, adjusted tangible stockholders’ equity, tangible assets, and adjusted tangible assets are not calculated in accordance with GAAP, management uses these non-GAAP capital measures in their analysis of our financial performance. We believe that these non-GAAP capital measures are an important indication of our ability to grow both organically and through business combinations, and, with respect to tangible stockholders’ equity and adjusted tangible stockholders’ equity, our ability to pay dividends and engage in various capital management strategies.

Tangible stockholders’ equity, adjusted tangible stockholders’ equity, tangible assets, adjusted tangible assets, and the related non-GAAP capital measures should not be considered in isolation or as a substitute for stockholders’ equity, total assets, or any other measure calculated in accordance with GAAP. Moreover, the manner in which we calculate these non-GAAP measures may differ from that of other companies reporting non-GAAP measures with similar names.

Reconciliations of our stockholders’ equity, tangible stockholders’ equity, and adjusted tangible stockholders’ equity; total assets, tangible assets, and adjusted tangible assets; and the related measures at or for the three months ended September 30, 2014, June 30, 2014, and December 31, 2013, and the nine months ended September 30, 2014 and 2013, follow:

	At or for the			At or for the
	Three Months Ended			Nine Months Ended
	Sept. 30,	June 30,	Dec. 31,	Sept. 30,	Sept. 30,
(in thousands)	2014	2014	2013	2014	2013
Total Stockholders’ Equity	$ 5,777,998	$ 5,761,018	$ 5,735,662	$ 5,777,998	$ 5,697,045
Less: Goodwill	(2,436,131)	(2,436,131)	(2,436,131)	(2,436,131)	(2,436,131)
Core deposit intangibles	(9,816)	(11,835)	(16,240)	(9,816)	(19,305)
Tangible stockholders’ equity	$ 3,332,051	$ 3,313,052	$ 3,283,291	$ 3,332,051	$ 3,241,609

Total Assets	$48,679,772	$48,604,772	$46,688,287	$48,679,772	$45,764,133
Less: Goodwill	(2,436,131)	(2,436,131)	(2,436,131)	(2,436,131)	(2,436,131)
Core deposit intangibles	(9,816)	(11,835)	(16,240)	(9,816)	(19,305)
Tangible assets	$46,233,825	$46,156,806	$44,235,916	$46,233,825	$43,308,697

Tangible Stockholders’ Equity	$3,332,051	$3,313,052	$3,283,291	$3,332,051	$3,241,609
Add back: Accumulated other comprehensive loss,
net of tax	32,433	32,584	36,493	32,433	59,542
Adjusted tangible stockholders’ equity	$3,364,484	$3,345,636	$3,319,784	$3,364,484	$3,301,151

Tangible Assets	$46,233,825	$46,156,806	$44,235,916	$46,233,825	$43,308,697
Add back: Accumulated other comprehensive loss,
net of tax	32,433	32,584	36,493	32,433	59,542
Adjusted tangible assets	$46,266,258	$46,189,390	$44,272,409	$46,266,258	$43,368,239

Average Stockholders’ Equity	$ 5,776,440	$ 5,767,564	$ 5,643,882	$ 5,758,866	$ 5,612,547
Less: Average goodwill and core deposit intangibles	(2,447,277)	(2,449,260)	(2,454,191)	(2,449,354)	(2,462,313)
Average tangible stockholders’ equity	$ 3,329,163	$ 3,318,304	$ 3,189,691	$ 3,309,512	$ 3,150,234

Average Assets	$48,484,853	$47,897,289	$46,107,450	$47,757,542	$43,819,599
Less: Average goodwill and core deposit intangibles	(2,447,277)	(2,449,260)	(2,454,191)	(2,449,354)	(2,462,313)
Average tangible assets	$46,037,576	$45,448,029	$43,653,259	$45,308,188	$41,357,286

Net Income	$120,258	$118,688	$120,155	$354,200	$355,392
Add back: Amortization of core deposit intangibles,
net of tax	1,211	1,249	1,839	3,854	7,632
Adjusted net income	$121,469	$119,937	$121,994	$358,054	$363,024

NEW YORK COMMUNITY BANCORP, INC.
NET INTEREST INCOME ANALYSIS
(dollars in thousands)
(unaudited)

For the Three Months Ended
September 30, 2014	June 30, 2014
Average	Average
Average	Yield/	Average	Yield/
Balance	Interest	Cost	Balance	Interest	Cost
Assets:
Interest-earning assets:
Mortgage and other loans, net	$35,067,046	$360,499	4.11%	$34,142,869	$350,557	4.11%
Securities and money market investments	8,104,926	66,572	3.28	8,414,217	67,325	3.19
Total interest-earning assets	43,171,972	427,071	3.95	42,557,086	417,882	3.93
Non-interest-earning assets	5,312,881	5,340,203
Total assets	$48,484,853	$47,897,289
Liabilities and Stockholders’ Equity:
Interest-bearing deposits:
NOW and money market accounts	$12,173,504	$10,632	0.35%	$11,266,689	$9,371	0.33%
Savings accounts	6,790,281	9,741	0.57	6,567,458	8,259	0.50
Certificates of deposit	6,477,180	18,330	1.12	6,648,674	18,464	1.11
Total interest-bearing deposits	25,440,965	38,703	0.60	24,482,821	36,094	0.59
Borrowed funds	14,605,390	99,339	2.70	14,863,156	98,296	2.65
Total interest-bearing liabilities	40,046,355	138,042	1.37	39,345,977	134,390	1.37
Non-interest-bearing deposits	2,464,437	2,574,050
Other liabilities	197,621	209,698
Total liabilities	42,708,413	42,129,725
Stockholders’ equity	5,776,440	5,767,564
Total liabilities and stockholders’ equity	$48,484,853	$47,897,289
Net interest income/interest rate spread	$289,029	2.58%	$283,492	2.56%
Net interest margin	2.69%	2.66%
Ratio of interest-earning assets to interest-
bearing liabilities	1.08	x	1.08	x

Core deposits (1)	$21,428,222	$20,373	0.38%	$20,408,197	$17,630	0.35%

(1)	Refers to all deposits other than certificates of deposit.

NEW YORK COMMUNITY BANCORP, INC.
NET INTEREST INCOME ANALYSIS
(dollars in thousands)
(unaudited)

For the Three Months Ended September 30,
2014	2013
Average	Average
Average	Yield/	Average	Yield/
Balance	Interest	Cost	Balance	Interest	Cost
Assets:
Interest-earning assets:
Mortgage and other loans, net	$35,067,046	$360,499	4.11%	$31,510,340	$370,341	4.70%
Securities and money market investments	8,104,926	66,572	3.28	7,335,838	57,334	3.11
Total interest-earning assets	43,171,972	427,071	3.95	38,846,178	427,675	4.40
Non-interest-earning assets	5,312,881	5,497,106
Total assets	$48,484,853	$44,343,284
Liabilities and Stockholders’ Equity:
Interest-bearing deposits:
NOW and money market accounts	$12,173,504	$10,632	0.35%	$9,433,792	$8,613	0.36%
Savings accounts	6,790,281	9,741	0.57	5,799,629	6,285	0.43
Certificates of deposit	6,477,180	18,330	1.12	7,335,210	20,206	1.09
Total interest-bearing deposits	25,440,965	38,703	0.60	22,568,631	35,104	0.62
Borrowed funds	14,605,390	99,339	2.70	13,437,190	98,340	2.90
Total interest-bearing liabilities	40,046,355	138,042	1.37	36,005,821	133,444	1.47
Non-interest-bearing deposits	2,464,437	2,449,792
Other liabilities	197,621	288,176
Total liabilities	42,708,413	38,743,789
Stockholders’ equity	5,776,440	5,599,495
Total liabilities and stockholders’ equity	$48,484,853	$44,343,284
Net interest income/interest rate spread	$289,029	2.58%	$294,231	2.93%
Net interest margin	2.69%	3.04%
Ratio of interest-earning assets to interest-
bearing liabilities	1.08	x	1.08	x

Core deposits (1)	$21,428,222	$20,373	0.38%	$17,683,213	$14,898	0.33%

(1)	Refers to all deposits other than certificates of deposit.

NEW YORK COMMUNITY BANCORP, INC.
NET INTEREST INCOME ANALYSIS
(dollars in thousands)
(unaudited)

For the Nine Months Ended
September 30, 2014	September 30, 2013
Average	Average
Average	Yield/	Average	Yield/
Balance	Interest	Cost	Balance	Interest	Cost
Assets:
Interest-earning assets:
Mortgage and other loans, net	$34,081,200	$1,056,586	4.13%	$31,688,402	$1,125,496	4.74%
Securities and money market investments	8,344,586	203,678	3.26	6,283,197	151,560	3.21
Total interest-earning assets	42,425,786	1,260,264	3.96	37,971,599	1,277,056	4.48
Non-interest-earning assets	5,331,756	5,848,000
Total assets	$47,757,542	$43,819,599
Liabilities and Stockholders’ Equity:
Interest-bearing deposits:
NOW and money market accounts	$11,355,509	$28,399	0.33%	$9,235,741	$27,565	0.40%
Savings accounts	6,424,947	24,473	0.51	5,122,937	15,512	0.40
Certificates of deposit	6,714,601	55,854	1.11	8,198,470	64,223	1.05
Total interest-bearing deposits	24,495,057	108,726	0.59	22,557,148	107,300	0.64
Borrowed funds	14,837,364	294,867	2.66	12,762,357	300,465	3.15
Total interest-bearing liabilities	39,332,421	403,593	1.37	35,319,505	407,765	1.54
Non-interest-bearing deposits	2,460,285	2,638,304
Other liabilities	205,970	249,243
Total liabilities	41,998,676	38,207,052
Stockholders’ equity	5,758,866	5,612,547
Total liabilities and stockholders’ equity	$47,757,542	$43,819,599
Net interest income/interest rate spread	$856,671	2.59%	$869,291	2.94%
Net interest margin	2.69%	3.05%
Ratio of interest-earning assets to interest-
bearing liabilities	1.08	x	1.08	x

Core deposits (1)	$20,240,741	$52,872	0.35%	$16,996,982	$43,077	0.34%

(1)	Refers to all deposits other than certificates of deposit.

NEW YORK COMMUNITY BANCORP, INC.
CONSOLIDATED FINANCIAL HIGHLIGHTS
(dollars in thousands, except share and per share data)
(unaudited)

	For the Three Months Ended			For the Nine Months Ended
	Sept. 30,	June 30,	Sept. 30,	Sept. 30,	Sept. 30,
	2014	2014	2013	2014	2013
GAAP EARNINGS DATA:
Net income	$120,258	$118,688	$114,200	$354,200	$355,392
Basic earnings per share	0.27	0.27	0.26	0.80	0.80
Diluted earnings per share	0.27	0.27	0.26	0.80	0.80
Return on average assets	0.99%	0.99%	1.03%	0.99%	1.08%
Return on average tangible assets (1)	1.06	1.06	1.11	1.05	1.17
Return on average stockholders’ equity	8.33	8.23	8.16	8.20	8.44
Return on average tangible stockholders’ equity (1)	14.59	14.46	14.86	14.43	15.36
Efficiency ratio (2)	43.35	43.37	42.39	43.83	42.44
Operating expenses to average assets	1.18	1.22	1.32	1.21	1.36
Interest rate spread	2.58	2.56	2.93	2.59	2.94
Net interest margin	2.69	2.66	3.04	2.69	3.05
Effective tax rate	36.39	36.89	36.61	37.51	36.27
Shares used for basic EPS computation	441,127,550	441,155,063	439,435,579	440,953,121	439,199,487
Shares used for diluted EPS computation	441,127,550	441,155,063	439,435,579	440,953,121	439,203,458

(1)	Tangible assets and tangible stockholders’ equity are non-GAAP capital measures. Please see the reconciliations of our GAAP and non-GAAP capital measures on page 11 of this release.
(2)	We calculate our efficiency ratio by dividing our operating expenses by the sum of our net interest income and non-interest income.

	September 30, 2014	June 30, 2014	December 31, 2013
CAPITAL MEASURES:
Book value per share	$13.05	$13.01	$13.01
Tangible book value per share (1)	7.53	7.48	7.45
Stockholders’ equity to total assets	11.87%	11.85%	12.29%
Tangible stockholders’ equity to tangible assets (1)	7.21	7.18	7.42
Tangible stockholders’ equity to tangible assets excluding
accumulated other comprehensive loss, net of tax (1)	7.27	7.24	7.50

(1)	Tangible assets and tangible stockholders’ equity are non-GAAP capital measures. Please see the reconciliations of our GAAP and non-GAAP capital measures on page 11 of this release.

	September 30, 2014	June 30, 2014	December 31, 2013
REGULATORY CAPITAL RATIOS: (1)
New York Community Bank
Leverage capital ratio	7.65%	7.66%	7.86%
Tier 1 risk-based capital ratio	11.63	11.60	12.22
Total risk-based capital ratio	12.26	12.25	12.96
New York Commercial Bank
Leverage capital ratio	10.06%	10.59%	11.49%
Tier 1 risk-based capital ratio	13.59	14.52	14.84
Total risk-based capital ratio	14.02	14.98	15.33

(1)	The minimum regulatory requirements for classification as a well capitalized institution are a leverage capital ratio of 5.00%; a Tier 1 risk-based capital ratio of 6.00%; and a total risk-based capital ratio of 10.00%.

CONTACT:
New York Community Bancorp, Inc.
Investor:
Ilene A. Angarola, 516-683-4420
or
Media:
Kelly Maude Leung, 516-683-4032